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                                                                     EXHIBIT 8

                     [LETTERHEAD OF BAKER & BOTTS L.L.P.]


                                                                 July 15, 1996

Electronic Data Systems Corporation
5400 Legacy Drive
Plano, Texas 75024-3105

Dear Sirs/Mesdames:

     In connection with the proposed sale by General Motors Special Hourly Employees Pension Trust under the General Motors Hourly-Rate Employees Pension Plan of Electronic Data Systems Corporation's Common Stock (the "Shares"), pursuant to this Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, you have requested our legal opinion concerning certain United States Federal income tax consequences of ownership of the Shares by holders of the Shares who are nonresident alien individuals, foreign corporations, foreign partnerships, or nonresident fiduciaries of a foreign estate or trust ("Non-U.S. Holders"). We have examined the Registration Statement and such other documents and such legal authorities as we have deemed relevant for purposes of expressing the opinions contained herein.

     Our opinion is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended through the date hereof, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures and existing judicial decisions. No tax rulings have been or will be sought from the IRS with respect to any of the matters discussed herein.

     Based on the foregoing, and subject to the discussion set forth under the caption "Certain United States Federal Income Tax Considerations for Non-U.S. Holders" in the Prospectus forming part of the Registration Statement, our opinion as to the material Federal income tax consequences of the purchase, ownership and disposition of the Shares to Non-U.S. Holders is as follows:

          1. Dividends paid on the Shares will be subject to withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), unless such dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States.

          2. Dividends which are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States will be subject to regular United States income tax in the same manner as if the Non-U.S. Holder were a United States resident. Such dividends received by a non-U.S. corporation also may be subject to an additional "branch
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BAKER & BOTTS
   L.L.P.


Electronic Data Systems Corporation     -2-                      July 15, 1996



     profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to certain adjustments.

          3. A Non-U.S. Holder generally will not be subject to United States Federal income tax with respect to gain realized on a sale or other disposition of the Shares, unless (i) the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States, or (ii) in the case of certain Non-U.S. Holders who are nonresident alien individuals and hold such Shares as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the disposition.

          4. An individual Non-U.S. Holder who is treated as the owner of Shares or has made certain lifetime transfers of Shares will be required to include the value thereof in his gross estate for United States Federal estate tax purposes, and may be subject to United States Federal estate tax unless an applicable estate tax treaty provides otherwise.

          5. The discussion set forth under the caption "Certain United States Federal Income Tax Considerations for Non-U.S. Holders" in the Prospectus forming part of the Registration Statement is based upon reasonable interpretations of existing law.

     There can be no assurance that these views will not be successfully challenged by the IRS or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                       Very truly yours,


                                       /s/ BAKER & BOTTS, L.L.P.